Exhibit 99.j

Consent of Ernst & Young, Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in The RS Investment Trust’s Prospectus and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment Number 56 to the Registration Statement (Form N-1A, No. 33-16439) for RS Investment Trust, dated October 9, 2006, which are incorporated by reference in this Registration Statement on Form N-1A of The RS Investment Trust.

We also consent to the incorporation by reference of our report, dated February 8, 2006, on the audited financial statements and notes thereto for the year ended December 31, 2005 of The Park Avenue Portfolio which is included in the December 31, 2005 Annual Report to Shareholders, that is incorporated by reference in this Registration Statement on Form N-1A of the RS Investment Trust.

/s/ Ernst & Young
Ernst & Young

Boston, Massachusetts

September 21, 2006